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Exhibit 99.1

	FOR:	MERCER INTERNATIONAL INC.
	APPROVED BY:	Jimmy S.H. Lee Chairman & President (41) 43 344-7070 David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
For Immediate Release
Financial Dynamics Investors: Eric Boyriven Media: Scot Hoffman (212) 850-5600

MERCER INTERNATIONAL INC. PRICES OFFERING OF 9,416,196
SHARES OF BENEFICIAL INTEREST AND
$310.0 MILLION OFFERING OF SENIOR NOTES

        NEW YORK, NEW YORK — February 9, 2005 — Mercer International Inc. ("Mercer" or the "Company") (Nasdaq: MERCS, TSX:MRI.U) announced today that the public offering of 9,416,196 of its shares of beneficial interest was priced at $8.50 per share for gross proceeds of approximately $80.0 million. Mercer has granted the underwriters an option for 30 days to purchase up to an additional 1,412,429 shares at the public offering price to cover over-allotments, if any.

        Mercer today also priced a separate public offering of $310.0 million of senior notes. The notes will pay interest at a rate of 9.25% per annum and mature in 2013.

        The net proceeds from the offering of the shares and senior notes and cash on hand will be utilized to pay the cash portion of the purchase price of the previously announced acquisition of the Celgar pulp mill and its working capital, transaction costs, repay all of the bank indebtedness of the Company's Rosenthal pulp mill and for general corporate purposes, including working capital.

        RBC Capital Markets is the lead manager of the offering of the shares of beneficial interest, with CIBC World Markets, Raymond James & Associates and D.A. Davidson & Co. serving as co-managers. RBC Capital Markets and Credit Suisse First Boston are joint book-running managers of the senior note offering with CIBC World Markets serving as co-manager. Each of the offering of the shares of beneficial interest and the offering of the senior notes may only be made by means of a prospectus. A copy of the prospectus for the share offering may be obtained from RBC Capital Market at One Liberty Plaza, New York, NY 10006. A copy of the prospectus for the offering of the senior notes may be obtained from RBC Capital Markets at One East Weaver Street, Third Floor, Greenwich, CT 06831.

Mercer

        Mercer is a pulp and paper manufacturing company with operations in Europe and, after the acquisition of the Celgar pulp mill, in Canada. Mercer currently operates two modern NBSK pulp mills in Germany with an aggregate annual production capacity of approximately 862,000 tonnes.

        The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition, construction and equipment performance risks and other risk factors listed from time to time in the Company's SEC reports.

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MERCER INTERNATIONAL INC. PRICES OFFERING OF 9,416,196 SHARES OF BENEFICIAL INTEREST AND $310.0 MILLION OFFERING OF SENIOR NOTES